EXHIBIT 23.1

Independent Auditors’ Consent

The Stockholders and the Board of Directors

Levi Strauss & Co.

We consent to the use of our reports dated February 5, 2003, with respect to the consolidated balance sheet of Levi Strauss & Co. and subsidiaries as of November 24, 2002, and the related consolidated statements of income, stockholders’ deficit and cash flows for the fiscal year ended November 24, 2002 and related schedule, included herein and to the reference to our firm under the heading “Experts” in the registration statement/prospectus.

/s/ KPMG LLP

San Francisco, California

February 11, 2003